Exhibit 99.1

Event ID: 5342907

Culture: en-US

Event Name: Q1 2014 GulfMark Offshore Earnings Conference Call

Event Date: 2014-04-22T13:00:00 UTC

P: Operator;;

C: Quintin Kneen;Gulfmark Offshore, Inc.;President & CEO

C: Jay Mitchell;Gulfmark Offshore, Inc.;EVP & CFO

C: David Rosenwasser;Gulfmark Offshore, Inc.;Senior EVP & COO

P: Jeff Spittel;Clarkson Capital Markets;Analyst

P: James West;Barclays Capital;Analyst

P: Todd Scholl;Wunderlich Securities;Analyst

P: George O'Leary;Tudor, Pickering, Holt;Analyst

P: Greg Lewis;Credit Suisse;Analyst

P: Mathis Bitten;Morgan Stanley;Analyst

P: Joey Gibney;Capital One;Analyst

P: Trey Stolz;IBERIA Capital Partners;Analyst

P: JB Lowe;Cowen and Company;Analyst

P: Bill Deselum;Titan Capital Management;Analyst

P: Mark Brown;Global Hunter Securities;Analyst

P: Matt Conlan;Wells Fargo Securities;Analyst

+++ presentation

Operator^ Welcome, everyone, to the GulfMark Offshore First Quarter 2014 Earnings Conference Call. My name is Amy and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer.

(Operator Instructions)

Please note, this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors.

These risks are more fully disclosed in the Company's filing with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations that the projected outcomes can or will be achieved.

Thank you. I would now like to turn the call over to Mr. Quintin Kneen. Please, go ahead.

Quintin Kneen^ Thank you, Amy, and greetings, everyone. Welcome to the first quarter 2014 GulfMark Earnings Conference Call. No change to the standard format; I will make some prepared remarks on current market conditions and on what we anticipate for the remainder of 2014. Then I will hand it over to Jay to go over the quarterly numbers and our updated guidance and then David will give us an update on operations around the world. I think we will be relatively brief and then we will open it up for questions.

We are pleased today to be able to report solid results for our first quarter. The first quarter is normally our softest quarter of the year.

Our revenue guidance for the first quarter was $118 million to $123 million and we hit about the middle of the range. We anticipated worldwide utilization of 89% and we came in at 88% flat.

1% of utilization in our businesses about 60 boat days or about $1.2 million of revenue. We have generally been setting our quarterly revenue guidance at plus or minus 2% of utilization.

The driver of the difference between the guided and actual results was the US Gulf of Mexico where we were anticipating utilization of just over 86% and we came in just under 84%. That difference of roughly 2.5% was the largest single factor; although, on a positive note, the average day rate for this sub region was a bit higher than was built into the guidance.

For the full year 2014, we're holding our original guidance, although we now anticipate slightly lower utilization in the US Gulf of Mexico. We are seeing a slight uptick in the North Sea.

We were originally anticipating utilization of just under 88% for the full year in the US Gulf of Mexico and we have backed that down to just over 85%. In the North Sea, we are forecasting to make up the shortfall in the improvements in the second and third quarters.

Overall, the first quarter was a solid quarter, but interestingly consistent with the typical Q4/Q1 calendar year seasonality. Consolidated revenue was down sequentially, which is typical for us; however, it is normally the seasonality in the North Sea that brings the consolidated revenue number down sequentially from Q4 to Q1.

This year, it was a decrease in the Americas, where utilization was down about 9 percentage points from the fourth quarter. About 6.5 percentage points was expected and considered in our guidance, with the remainder being 2.5 percentage point shortfall I just referred to.

The North Sea was up from Q4 to Q1, driven by positive momentum in all three revenue factors. During the quarter, we achieved a higher average day rate, had higher utilization, albeit just slightly higher, and we had more vessels operating in the area. All of this is the result of delivering new, larger boats into the strong North Sea market.

For 2014, we see continuing improvement in each of our primary markets. Compared to the full year 2013, we see the worldwide average day rate for us increasing just over 8% and gaining another 2 percentage points increase in worldwide utilization. With the additional vessels we have added to the fleet in 2014, we are estimating a year over year increase in revenue of up to $100 million in 2014.

The US Gulf of Mexico is facing near-term headwinds related to what we see as some transitory oversupply in that market, but we continue to anticipate the second half of 2014 to be strong and we are still anticipating a year over year increase in average day rate for the US Gulf of Mexico of nearly 15%. The first quarter of 2014 was a relatively high drydock quarter for the US Gulf of Mexico, which brought down revenue from what we experienced in Q4.

In the US, 4% of vessel availability was invested in drydocks and the vessel stretch project, which resulted in $3.3 million of lower revenue for the quarter in the US and as anticipated and previously discussed, we had a softer market on top of that. But again, this blip in the relative performance of these two regions, in the North Sea and the US Gulf of Mexico, is just one of the benefits of geographic diversification.

Weather in the North Sea was extremely rough during the winter and this leads to higher vessel utilization, as boats are loaded and waiting for the weather to break for completing their delivery circuit. In addition, planned rig moves and offshore activity are at near record levels; all of which provide the backdrop for a strong second and third quarter in the North Sea.

Southeast Asia continues to deliver high returns on investment. Utilization was about 2 percentage points lower, due to the difference in drydock days in Q4 versus Q1, with some additional lower utilization due to market conditions. But overall, our team there continues to deliver solid results in what is an evolving market.

Just as we have seen a shift in size and capability of boats in the US evolve over the past 10 years, similar changes are beginning to occur in Southeast Asia. I don't think the speed of the change will be the same as what we have seen in the US, generally because the activity there still largely shallow water activity.

But the push for subsea is beginning in Southeast Asia, so I think it will be interesting to see how that market develops over the next five years. The vessels that we choose to invest in for Southeast Asia will have to be able to handle this transition.

All-in, the second quarter is forecasted to be a record revenue quarter for the Company and in fact, each sequential quarter in 2014 is looking to be even better. Typical for the North Sea, we should see the calendar year pick up in activity in the second quarter.

The Americas region should see a pick up in average day rate in conjunction with the increased vessel count, reflecting the new build addition expected this week in the US Gulf of Mexico. Southeast Asia should pick up a bit of day rate with utilizations about where it should be, given the state of the market in that region in the world.

Drydock expense for Q1 was a bit lower than we guided and because we fully expense it when incurred, it tends to create some P&L volatility. We still anticipate drydock expense to be between $27 million and $28 million for the year.

We have been very pleased with the performance of the two Arctic-class vessels operating out of Norway. Their performance in non-Arctic areas have been very strong and as announced in the press release, we have ordered one more vessel of this type for delivery in late 2015.

Likewise, we are excited about the capabilities of our new US vessels as well. New design features that allow for enhanced power management, as well as state-of-the-art technologies, should prove to be valuable to our customers and provide longer-term increased uptime.

Our approach to building vessels going forward is likely to be away from the large episodic and closer to a steady, through the cycle, building program; probably about a couple of vessels per year. As opportunities present themselves, we will acquire vessels on the secondary market, just as we did in Q1.

All-in, a strong first quarter with solid operating income with meaningful increases anticipated throughout the rest of the year. The new build program is ongoing and as we mentioned previously, we have delivered 7 of the 11 vessels in the program, with the eighth vessel, and the first US new build, anticipated to deliver later this week.

As we mentioned on previous calls, the US new builds continue to run late. We have no concern over the total cost or ultimate delivery. Given what we see as some transitory softness in the US, it's probably not all that bad.

As has been the case over the past year, we have a lot of good things to communicate to you on the call today. We hit closer to the midpoint of our revenue guidance and we pride ourselves on giving you reliable revenue guidance that is neither too conservative nor too optimistic.

When we update guidance, which, of course, we do once every quarter, we said it with the intention that we were most likely going to hit the middle of the range. The business was a bit softer in the Americas in Q1, but we anticipate making up the difference in the second and third quarter through improvements in the North Sea.

With that, I will turn the call over to Jay to go over the numbers in more detail and our updated guidance for 2014.

Jay Mitchell^ Thank you, Quintin. As everyone saw in the press release and the Form 10-Q that was filed last night, our earnings were $0.63 per diluted share. As Quintin mentioned, this was a solid quarter for us with slightly lower utilization and much higher amount of drydock time than last year's fourth quarter. We saw signs of strength in all the regions.

Quintin already mentioned that we achieved consolidated utilization of 88% for the first quarter and this is our highest first quarter utilization rate since 2009. Also, first quarter day rates for the fleet exceeded 20,000 per day for the first time since Q1 of 2008. As we mentioned in the press release, we did achieve our highest first quarter revenue ever of $119.6 million, which is a 23% increase year over year.

In the Americas, we had slightly lower day rates that combined with a 9 percentage point decrease in utilization that Quintin mentioned. This caused the revenue in that region to decrease by 12% to $48.7 million. The utilization decline is not as dramatic as it sounds when you consider for the entire Americas region, we lost 5 more percentage points to drydock days and the stretch program in Q1 than we did in Q4.

Recall that we did expect revenues to decline in Q1 in the US Gulf of Mexico due to our stretch program and some transitory weakness. Overall, the results played out close to how we expected. We still see some weakness as temporary in the US Gulf of Mexico and expect things to get stronger in the second half.

This week, we expect to take delivery of our first US Gulf of Mexico new build vessel. She's a 280 Class PSV. This vessel is going to work on a term contract with a super major upon delivery and we are excited to add her to our fleet.

In Southeast Asia, revenues decreased slightly during the quarter to $18.3 million. Utilization declined to 86% from 91%; again, drydock was a factor in the decline.

We had 29 days of drydock during Q1 compared with no drydock in Q4 for this region. The day rate did increase 1% quarter over quarter, which is encouraging and shows us that there continue to be signs of modest incremental improvement in this region. We expect day rates to be up slightly in Q2 and remain steady in Q3 and Q4, while utilization also increased in Q2 as well.

North Sea revenues increased by 6% to $52.6 million. This is contrary to the typical seasonal patterns.

Utilization increased slightly compared to the fourth quarter and the average day rate increased 3%, which is encouraging for us. As Quintin mentioned, we benefited from poor weather in the region during Q1, which increased the number of days our vessels with spot exposure were able to work.

Within the North Sea, Norway continues to be very strong. We actually achieved utilization of 99% for the quarter in Norway and this has our attention. Strong performance in Norway in general, and our Arctic vessels in particular, have us excited about the Norwegian market.

We see a thinning of the order vessel book in the North Sea and this has given us confidence to begin construction on a third Arctic-class vessel. We continue to expect strong activity through remainder of the year in the North Sea and expect day rates to continue to increase in the second and third quarters.

In line with the guidance given on our previous call, consolidated direct operating expenses were $56.3 million, which is an increase of only $600,000, or 1%, from Q4. The increase was mainly due to the impact of the new vessel additions in the North Sea.

Drydock expense was $7.2 million this quarter, which is about $1.8 million less than our guidance. The drydock was lower than anticipated, primarily as a result of three vessels with drydock that was delayed into the second quarter. G&A for the quarter was $14.5 million, also in line with our previous guidance.

On the tax side, our effective tax rate for the quarter was 5%. In the quarter, we benefited from higher profitability in our lower tax regions, which kept the overall tax rate low. Going forward, we anticipate the improved tax rate will continue for the rest of the year and we expect the effective rate will be between 5% and 10% for 2014, excluding any discrete items.

As always, this rate is highly dependent upon the location of profits and in particular, in the Gulf of Mexico. If the Gulf of Mexico picks up faster than anticipated, we could see this rate increase.

On the cash front, we generated $17.6 million of cash from operations during the quarter. CapEx for the quarter was $96.1 million. Cash on hand at the end of the quarter was $25.7 million.

We did draw approximately $51 million on our revolving credit facilities during the quarter to provide liquidity for the new build program. Total debt as of the end of the quarter is $551.8 million and as we go forward, we still expect to have sufficient cash from our operations and revolvers to fund CapEx and dividend programs.

Total CapEx for the remainder of the year will be approximately $83 million; of which, approximately $47 million relates to our new build CapEx. We have an additional $61 million of planned CapEx for 2015 and nothing right now for 2016.

Dividends paid for the quarter were $6.8 million. As we've previously discussed, we expect this dividend will continue indefinitely.

We currently have five new builds under construction. As I mentioned a moment ago, we expect to take delivery of our first US-built PSV in the new build program later this week.

We also took delivery of two North Sea new build vessels in the first quarter, completing our North Sea portion of the new build program. Also, we mentioned on the previous call, that we purchased a 2012 built large PSV expected to operate in the North Sea.

Looking forward, we have four remaining deliveries in the US Gulf of Mexico in our new build program and anticipate deliveries will be in Q2 2014, Q3 2014, Q4 2014, and Q2 2015. We expect the newly announced Arctic-class vessel will deliver in Q4 2015.

Looking forward, as Quintin mentioned, we still anticipate revenue for the year for 2014 to be between $525 million and $555 million. As Quintin mentioned, this is still in line with the guidance we gave last quarter, but we see earnings skewed more towards the third and fourth quarters. We may tighten up the strings as we move through the year.

We currently anticipate that revenue for the second quarter will be between $131 million and $136 million, with the third quarter increasing another 5% to 7% from the second quarter. Direct operating expenses for 2014 we expect to be between $230 million and $240 million, in line with the previous guidance we've given. On a quarterly basis, we expect direct operating expenses will increase during the year from $58 million to $59 million in the second quarter to $60 million in the fourth quarter.

We still anticipate drydock expenses will be between $27 million and $28 million for the full year; $5.5 million of which will be in the second quarter, with Q3 and Q4 splitting the remaining amount. General and administrative expenses are still expected to be approximately $14.5 million per quarter during 2014.

Depreciation expense is expected to be between $76 million and $77 million. The second quarter depreciation will be approximately $19 million. The third and fourth quarters will increase slightly and we anticipate beginning the 2015 year with a run rate of about $20 million per quarter for depreciation.

Cash paid for interest in 2014 is expected to be about $36 million, which equates to $9 million per quarter. For 2014, the interest expense will actually be slightly lower than the cash number, at about $30.7 million, because a portion of the cash interest will be capitalized into vessels under construction. On a quarterly basis, we expect interest to be $7.8 million in the second and third quarters and increasing to $8.4 million in the fourth quarter of 2014.

With that, I'm going to turn the call over to David, who will comment on operations.

David Rosenwasser^ Thank you, Jay. We're certainly off to a good start for 2014. As most of you know, the first quarter is typically soft and we did see the expected utilization slip in both the Americas and Southeast Asia. However, our North Sea utilization held firm and coupled with new build roll-ons, added nicely to the quarter.

First quarter in the North Sea brought with it the normal seasonality, as the region faced one of its worst winters in many years, in terms of high sustained wind speeds. This, however, translated to extensions on spot contracts in periods of extreme tightness, where operators try to take advantage of weather windows. Consequently, January and February were better than forecasted in terms of utilization and day rates for PSVs.

Over the last few weeks, we've seen a number of new term PSV requirements coming to the market and we expect an improvement in owners favor in the relatively near term, as large number of vessels have already been contracted and will soon depart the spot market. Many of these PSVs are leaving to cover the seasonal pipe haul requirements and other international opportunities.

We anticipate vessel availability in the North Sea spot market to be reduced significantly during the May/June period as seasonal work starts, improving the day rate levels going forward. This, combined with the normal rig move programs, in addition to the new jack-up and semis being deployed in the region, bode well for a very busy summer.

Although there's some uncertainty concerning Russia's activity towards Ukraine/Crimea and how this may influence activity in the Barents, it certainly has the potential to fuel further North Sea gas development out of the UK. During the quarter, we took delivery of our second Arctic-class PSV for our Norwegian operation and a medium-size PSV for our UK operation.

We also took advantage of an opportunity to purchase a previously managed PSV for our North Sea fleet. As Quintin mentioned, with both Arctic-class vessels having delivered straight to work and the potential for cold weather harsh environment work increasing, we have decided to execute a third Arctic-class PSV new build contract for the same yard in Norway. Delivery of this yet unnamed Arctic-class PSV is expected to be in the latter part of Q4 2015.

The first quarter in Southeast Asia remained solid, given the monsoon season. Although the market has not yet seen a pickup from the seasonal downturn, we have continued to maintain good utilization and day rate through contract extensions.

Age restrictions are becoming a larger factor for consideration, even the countries such as Indonesia and India that have typically had higher tolerances for older assets. This continues to play in our favor, however, as our average fleet in the area is less than 10 years.

The medium anchor handling and PSV markets remain one of the better performing groups where we've seen good utilization and incremental day rate improvements, as operators with extended drilling campaigns farm out or hand over support vessels together with the rigs. The larger PSV market, however, remains in flux with the steady flow of tonnage delivering out of China that has disrupted rates for the spot market. Several of these vessels are expected to move relatively soon to other regions, primarily Africa.

Looking ahead, we expect to maintain a healthy utilization rate, with many of our vessels having close to full utilization until the third quarter of 2014, with charters being extended in areas like Vietnam and Myanmar. Recently, a PSV in yet another area has secured a one-year extension through May of 2015. Finally, with numerous offshore blocks recently being awarded for development in Myanmar and multi-vessel requirement tenders been launched by majors in national oil companies for deepwater drilling programs in other areas, there continues to be good opportunities on the horizon.

As expected, the softness in the US Gulf of Mexico has continued through the first quarter. Today, we have three vessels working in the spot market, which is somewhat different from most of the fourth quarter, where we saw little to no vessel availability. We expect the softness to continue through the second quarter, but remain optimistic about the second half of the year.

We have, however, been fortunate in several respects. We completed our third successful enhancement of our 260-class PSV, which delivered directly under contract at an improved rate during the quarter and our nearing completion of vessel number four, one of two vessels that returned from Trinidad in Q1, which is also contracted and expected to deliver during the first half of May. The second PSV that returned from Trinidad went directly under contract during the quarter, where she continues to work today.

Looking forward, as vessel number four moves to work in May, vessel number five, of eight if you recall, will enter the shipyard to begin her conversion. The 280-class PSV new build Polaris has slipped a bit, but we are happy to announce she is currently undergoing sea trials and could deliver onto her contract as early as the end of this week. New builds number two, three, and four are still tracking to delivery schedule given on our last call, with expected deliveries in Q3 2014, Q4 2014, and Q2 2015, respectively.

We are continuing to see operational improvements in Brazil, which was slightly overshadowed in Q1 by a maintenance issue on the vessel, which required us to take her out of service for most of January. Fortunately, however, we were able to take advantage of the situation, working with the client to accelerate her regulatory drydocking, which was originally scheduled to take place in Q3 of this year.

In fact, Mexico, Brazil, and Trinidad all continue to be areas of focus for us and we expect to continue to pursue opportunities in each of those areas as the year develops. Although the short-term effects of the slowdown in Brazil or the fallout from oceanografia in Mexico are still unclear, we still believe a ramp up of activity in these areas could come as early as 2015.

With that, I'll turn it back to you, Quintin.

Quintin Kneen^ Thank you, David. I hope you get from our commentary today a sense for our continued optimism and our confidence of the business; both for this year and for the long-term. We understand from listening to investors that there is real concern about the level of offshore drilling activity and its follow-on impact on our business.

We listen to these concerns, we take heed of them and we consider them in our guidance. But as you can tell from our estimates for 2014, we still anticipate that 2014 will be a record revenue year for GulfMark.

Thank you. We can open it up for questions.

+++ q-and-a

Operator^ (Operator Instructions) Jeff Spittel, Clarkson Capital Markets.

Jeff Spittel^ If we could start off with the Gulf of Mexico, I don't think this is necessarily surprising for anybody. Has anything really changed in terms of your outlook over the last couple quarters with regard to either some potential rig departures or the body language out of the customers in terms of term contracting appetites or anything else that we might be missing? It sounds like it's just more of the same.

David Rosenwasser^ Jeff, this is David. I think you're right. We're seeing a little bit of push on some of the equipment arrival, but overall, we still really believe that they're strong fundamentals and we're excited about the potential as it pushes through the later part of this year into 2015.

Jeff Spittel^ Okay. You mentioned Brazil and maybe some improvements in your business internally there and then Mexico, as well, exhibiting at least some potential. As we kind of think about 2014 or maybe even into 2015, if you had your druthers to send incremental boats to either one of those markets, is there one that you anticipate being a little bit more attractive than the other or is it just a little bit too early to tell?

David Rosenwasser^ I think Brazil is probably ahead of Mexico as far as activity potential goes in the near-term. Overall, as we move forward into 2015, I'm excited about what potential Mexico has and we'll see how it develops.

Quintin Kneen^ I believe that there's a real future in Brazil and we're going to continue to invest in Brazil. The returns through the cycle have not been as high as they have been in Mexico, but I don't think Mexico is ready next year for those investments. But both are good areas to be focused on in the next five years.

Jeff Spittel^ Sure. Nicely done this quarter. Thanks, guys.

Operator^ James West, Barclays.

James West^ Quintin, on the Arctic-class vessels, obviously, two have been delivered and are working well. You ordered an additional vessel this quarter. We see this as a pretty significant play going forward maybe a couple years out, but why not order more than one? Why not order five or 10 or so vessels and create a niche business in the Arctic?

Quintin Kneen^ Good question. We've seen that play in the shipping industry before, trying to lock out a particular market by ordering en masse. I've actually never seen it play out longer-term. What I would expect to see happen in the Arctic is because of the environmental sensitivities in that area, once there is a push for significant development activity, there's probably going to be a long ramp up time and there's going to be time for people to get into that industry. I do believe that being the first mover is going to have some advantage, but tripling down and getting much larger in the Arctic today, I don't think it merits it today.

James West^ Okay, okay. Fair enough. If we think about your new build program going forward, I think you mentioned being less episodic and more structured, a couple vessels per year. Where should we think about those vessels going? Would it be evenly split between your North Sea assets and Americas besides Asia or is there one area that you favor more than another?

Quintin Kneen^ We're going to build assets that we can't buy, for the most part, so you can't buy these type of Arctic-class vessels and so we're definitely were to be building those types of advanced vessels in the North Sea region. I would see building being the real option in the North Sea market and in the Americas. I would see buying being probably the best alternative in the near-term in Southeast Asia and probably Brazil, as well.

James West^ Okay, got it. Thanks, Quintin.

Operator^ Todd Scholl, Wunderlich Securities.

Todd Scholl^ Congrats on a solid quarter. My question is more macro-themed. You mentioned, earlier, the weakness in the offshore drilling market. We're definitely seeing day rate pressure there. But it doesn't look like that we've seen it as much in the OSV space and that's kind of despite utilization for the worldwide fleet being quite a bit lower for most classes than it was at this time last year.

Why do you think there is less pressure on day rates for the OSV space? Is it because the OSV space didn't see quite the same move in day rates relative to the rigs or is it because there's new -- the vessels that are coming on board now are so much larger that they warrant a higher day rate? Can you maybe give us a little bit of color on that?

Quintin Kneen^ I think it's both, actually. I do believe that the drillers are able to push price faster than we are in the OSV industry. They're a little bit more consolidated and I think that their prices have ramped up faster this cycle than ours have. All of our costs have been increasing and I know the operators are feeling the same punch of the increasing cost.

It's coming primarily from increased labor costs, which aren't going away. But the vessels are getting more sophisticated. If you look at the vessels that are getting delivered into the Arctic and you look at these vessels delivering into the US, these are very sophisticated, much more expensive vessels. So, in order to get the returns, we're all holding rates.

We're talking about a record revenue year here at GulfMark and we're very excited about it, but it's not a record profit year, because costs have continued to increase. Now, I do expect to see record profit years in the years to come, but the reality is costs have been increasing and we've got to push that through. We're holding day rate because we have to.

Todd Scholl^ Great. That was helpful. Related to your guidance, looking back, it seems like when you guys provide drydocking guidance, a lot of times, actually, your dry docks tend to come in light because some things get pushed. Is there ever a scenario where you could envision where your drydock expense actually comes in above your guidance?

Quintin Kneen^ Absolutely and it has in the past, honestly. We've only be doing this for about two years on the guidance side, but it definitely does happen.

Jay Mitchell^ It definitely can happen sometimes when you get into a boat, you don't know exactly to find when you get into the boat. You get there and there may be more work or less work to actually perform. Sometimes the drydocking get accelerated, this happened and Brazil about two quarters ago. It definitely is possible and we try to hit exactly -- when we're giving the guidance, we're trying to tell you where we think the number's actually going to be.

Todd Scholl^ (Multiple speakers) so I thought more likely there was downside to that number than there was upside. All right, thank you. That was helpful.

Operator^ George O'Leary, Tudor, Pickering, Holt

George O'Leary^ You have a number of vessels rolling off contract in Brazil in Q4 this year. Any updates on what you think you might do with those vessels? Try to keep them working in Brazil, move them to another proximal market? Just updated thoughts around those vessels.

David Rosenwasser^ We're going to be careful there because we're currently looking at opportunities to either extend those contracts or move to a different area. We've got good opportunities in both Brazil and other areas for those four assets you're talking about, so pretty happy with where we are today. But want to be careful what we say just yet.

George O'Leary^ Understood. Gulf of Mexico, I believe I heard you guys say that day rates could be up 15% year-on-year, understanding that a portion of that comes from these new builds that you'll be delivering throughout the year and then the potential for day rates to actually just increase overall in the back half of the year. Could you break out maybe how much you think underlying day rates are moving higher versus the contribution from the new vessels with regard to that 15% increase in day rates?

David Rosenwasser^ I think we're being conservative here, but I'll say that the majority of that's going to come from the new build vessel roll-ons. We'll have to see how the second half develops. We're optimistic about it, but I want to be really careful about saying we're going to see a fundamental push in rates on the remainder of the fleet.

Quintin Kneen^ Certainly, the biggest portion of it is driven by the roll-on of the newer, larger vessels but David's right,.

George O'Leary^ Thanks very much.

Operator^ Greg Lewis, Credit Suisse.

Greg Lewis^ David, you mentioned the enhancement vessels, the five, the six, the seven, and the eight still to come. When we think about the US Gulf of Mexico and really what's going on in that market, it's not just new builds that have been coming to market. There's also been you, as well as at least one other competitor, are doing, whether they're stretches or enhances of the market.

Do you have any sense for -- are there any other operators, maybe on the private side, that are partaking or entering into these enhancement and stretch vessels? When we think about it, when this is -- at least when we look at what's been done and what is still yet to come, do we have any sense for how many vessels have been enhanced or high graded?

Really, when an enhanced vessel comes out of the yard, is this pretty much the equivalent of a new build vessel? It sounds like the rates that you're getting for your vessels that have been enhanced are really attractive and in line with that type of level.

David Rosenwasser^ I can certainly say that others are looking at doing modifications to their vessels. We know now that some other public companies have talked about converting some new builds to multipurpose, whether they add helidecks or truck cranes or whatever. I can only speak to our costs associated with enhancing our boats because they're new generation DP2 assets, we're not having to do major modifications.

There's no engine modifications. There's no infrastructure modifications other than building essentially a center module and fitting it back onto the vessel. From our standpoint, the cost and the time associated with doing that has been very advantageous. The last enhancement we did took a total of 97 days. Included in that 97 days was our normal regulatory drydock.

I think we have a strong advantage with respect to what others might be doing on basically reengineering some of their assets and that's allowed us to be very successful. As far as the outlook on the boat, the capacity itself changes fundamentally. For us, we have a greater than 50% increase in our under-deck capacities alone, so we've seen the requirements of the US Gulf move to really medium to large PSV class and this has allowed us to participate in tenders that we could never participate in before, the smaller size, and we have a new generation asset.

All of these boats were essentially built in the 2008 and later period, so the age of the boats is still relatively young.

Quintin Kneen^ I would say, Greg, that our fleet of PSVs in the US Gulf of Mexico, the 20 that we have, are all candidates for the stretch. I don't know any fleet out there, other than ours, where 100% of their fleet is capable to be stretched. I think everybody else sees this as more incremental, so I don't believe that there's a tremendous amount of activity in the stretch as a percentage of the overall fleet in the US Gulf of Mexico.

Greg Lewis^ Okay, great. You have the other new build that's coming, being delivered later this year. It sounds like it's going to be a little bit delayed pushback. I know with the current new build you're taking delivery of in the next couple weeks or next week that it was a fixed forward on a contract multi-year duration.

Is that something that we should expect similar to -- I guess another way to ask it is, is there actually appetite from customers that you're seeing for new builds to potentially fix those actually before they hit the water on multi-year contracts?

David Rosenwasser^ Let me mention one thing and you may have said it, I may have just misunderstood, but we actually have three new builds delivering this year. We've got one now, one in Q3, and one in Q4. That's the plan. But we are seeing interest in those boats. We are careful about when we enter into contracts for new builds.

As you've seen in our North Sea fleet over the years, we're really not actively pursuing contracts on our new builds until maybe two months, maybe three months ahead of time where we get really serious about negotiations. We'll start talking about it well ahead of that. But at this point, I think we're being careful about really getting the pen to paper on some of this, as we see rates shift a little bit.

I think they're trying to take advantage of the current softness in the market and we want to make sure that we have our options available for the latter half of the year. I hope that doesn't come back and bite us, but I really believe it's the right strategy at this point.

Greg Lewis^ Okay, perfect. Thanks for the time.

Operator^ [Mathis Bitten], Morgan Stanley.

Mathis Bitten^ I have another question about the North Sea, actually, and seeing that seems to be a pretty particular market and there's going to be a lot of growth in drilling activity there and the order book seems pretty low. I was wondering, to what extent can vessels from other regions get into that market? What are the peculiarities there that maybe create barriers for other vessels? If you could maybe give us a bit more color there.

Quintin Kneen^ That is a problem. It's not a closed market like we have in the US Gulf of Mexico and other areas of the world. Occasionally you will have vessels coming up from Africa and other areas competing in the summer work season in the North Sea. In fact, we saw that in 2012 where we had a bunch of anchor handlers coming up into the region to take advantage of scheduled rig moves.

Those rig moves didn't materialize and they started cannibalizing PSV supply runs. You'll see that phenomenon happen from time to time. Fortunately, the activity around the world has increased over the last couple of years and although we have seen some vessels move up into Norway over the winter, not as many as we've seen in the past. It is a factor that we have to reevaluate.

The size of the vessels in the North Sea is much larger than it is in other areas of the world, due to the wave conditions, particularly in the wintertime, but also in the northern part of the North Sea. As a result, there are some physical restrictions that keep any vessel from coming into that market. The Norwegian market, in particular, is de facto closed to Norwegian operators, although there is no formal cabotage restrictions.

Mathis Bitten^ Why is that in the Norwegian market? Is it just the size of the vessels or is there also because there's some sort of standards that are set there?

Quintin Kneen^ I think they're a bit provincial and I believe that they're looking for higher standards and they are looking for a Norwegian crew and Norwegian language, which is hard to get outside of Norway.

Mathis Bitten^ Okay. That makes sense. That was it for me, gentlemen. Thank you very much. That was very helpful.

Operator^ Joe Gibney, Capital One.

Joe Gibney^ I was wondering if you could just clarify the sequential rate in utilization changes in the Gulf of Mexico in the quarter? Jay, you mentioned coming in just under 84% utilization and average rate a bit higher than guidance. I'm just curious what was the change from 4Q? What was your fourth quarter Gulf of Mexico utilization and what was the sequential average day rate change for your [GOM] fleet?

Jay Mitchell^ The fourth quarter utilization was actually 94%. Actually, the day rates were flat from Q4, actually they're up slightly, just a very small amount.

Joe Gibney^ Okay, helpful. Quintin, I was wondering if you could just update us a little bit. One thing to be cognizant of on the model we often don't talk about is vessel dispositions; maybe the number and maybe regional distribution of vessels that maybe going to not be part of your fleet plans as you exit this year, just part of your active fleet management profile, but just curious if you give us an update there?

Quintin Kneen^ Sure. We've got about eight vessels that I would consider older or non-core that we're looking to dispose of in the next year and a half. Certainly, market conditions drive a lot of the timing of those transactions. Some of the vessels that are a bit older, are much harder to move. I would say that it's hard to predict.

We had two or three under contract in the beginning of the year. All the sales fell through. I would be hopeful that we could get at least one or two done in the second quarter, but it's really difficult to predict the vessel sale activity.

Joe Gibney^ Okay. From a geographic standpoint where are most of these older vessels --

Quintin Kneen^ Older vessels in the North Sea and the older vessels in Southeast Asia are the likely candidates to get moved first.

Joey Gibne^ Okay, that's helpful. David, I was wondering if you could update where we are on expectations for North Sea spot exposure as we get into the May/June seasonal work kicking in a little bit more?

David Rosenwasser^ That's a good question. I didn't mention it. We have a decent amount of spot exposure. We're probably exposed five or six vessels in the North Sea and that's really where we want to be. Pretty comfortable with that right now.

Joe Gibney^ Okay, helpful. I appreciate it.

Operator^ Trey Stolz, IBERIA Capital Partners.

Trey Stolz^ The drydock, did I catch that right, was it $5.5 million in 2Q? Is that the number you gave?

Jay Mitchell^ Yes, that's correct.

Trey Stolz^ With a lot of questions on the call here and some of the volatility that we've discussed in the past, any thoughts on providing EBITDA pre-drydock and an EBITDAD figure and also, I think, be beneficial on an apples to apples basis with your peer?

Jay Mitchell^ It is an interesting concept. The volatility expense the drydock brings does reduce the comparability over quarters. We'll continue to consider that. I appreciate that thought.

Trey Stolz^ All right. You mentioned the third Arctic class vessel and some questions on building for that market acquisitions as well, anything else you're looking at as you're in the latter innings of your new build program here in approaching a cash generation phase, all else being equal? Anything else on maybe dividend buyback or I think you kind of dismissed the MPSV option? What other options might there be for use of cash going forward?

Quintin Kneen^ Currently, we still see opportunities to reinvest in the business being the highest return for us and for the shareholders and we'll continue to pursue that, either through secondary market purchases or additional new build constructions. However, if those don't materialize, we have no pension to keep cash on the books by any stretch. We'll continue to be efficient with the use of cash and invest it to what we think is the highest return for the shareholders, whether that is investing in boats or investing in the shares themselves by repurchasing them or increasing the dividend.

Trey Stolz^ Okay. Tax rate, Jay, I'm sorry but if I missed this earlier but the tax rate guidance, did you give it figure for that for 2Q and the year?

Jay Mitchell^ We expect that number will be between 5% and 10% for the remainder of the year.

Trey Stolz^ Okay. That's kind of a large range. Any idea what might determine that or how we can handicap that?

Jay Mitchell^ If I were to pick a point, I'd go right to the middle at 7.5%. The number can move around depending on where the earnings come from for us. We have some high tax jurisdictions for the US, we pay close to 40% tax, a little below that and then we have other jurisdictions, such as the North Sea, where we have tonnage tax exemptions, which the keep our total tax rate close to zero.

Trey Stolz^ All right. Thank you.

Operator^ JB Lowe, Cowen and Company.

JB Lowe^ On the Gulf of Mexico, I was curious as to what kind of assumptions you guys are making in your outlook there in terms of rig departures? Also, in terms of potential vessel moves in and out of the region, maybe vessels departing or vessels coming back in from other regions, just kind of wondering what kind of assumptions are going into your numbers there?

Jay Mitchell^ First off, on the rig departures, we can't claim to have more visibility than anyone else on the call right here. We're currently forecasting three rigs that will be departing, three floaters, during the year. That's in addition to the rigs that are being delivered, which we think will incrementally increase the total number of floaters, so we still expect, the number drilling activity in the Gulf of Mexico, to actually increase.

On the boat side, I think we have a little bit less visibility as to what departures we will see from our competitors. It's a little bit different than the North Sea. You don't have so much forward visibility in the US Gulf as you do in certain other areas, but at any point, there is activity in Mexico, there is activity in Brazil, there is activity in Trinidad, there is activity in West Africa.

All this bodes well for the market in general because it means that vessels can typically move, but everybody seems to be relatively busy. The US Gulf of Mexico is experiencing a little bit of softness, but as we mentioned earlier, it's really driven by some of the delay in the equipment starting up as opposed to the actual demand in the Gulf.

JB Lowe^ Sure. Okay. That's helpful. On Southeast Asia, do you guys need to see further improvement in the region before looking to expand your operations there? Or are you guys looking to grow there now and you're just kind of waiting for the right deal to come along?

Quintin Kneen^ I think it's more the latter. I'm very confident of the cyclical pattern that we see in Southeast Asia. Buying countercyclical is key to making long-term profits and above average returns. If we could find the right vessels at the right price in Southeast Asia, we would execute swiftly.

But as I was trying to describe on the call, that market is evolving and whereas there's a lot of low spec vessels in that market that are certainly working today and I think will work for the next couple of years, they're not going to be the vessels that region needs over the next five to 10 years and these vessels are a 20 year investment. We're looking for a more advanced fleet than is readily available in Southeast Asia, trying to find them at what we think are acceptable asset prices.

JB Lowe^ All right. That's all I had. Thanks so much.

Operator^ Bill Dezellum, Tieton Capital Management.

Bill Dezellum^ Would you please help reconcile the North Sea and what you're experiencing there? Specifically, you had mentioned that the weather was particularly harsh in the first quarter and yet, it was seasonally stronger and higher than the fourth quarter. Those two kind of seem to be in conflict and a little help would be great, please.

Jay Mitchell^ Okay. As we mentioned, what happened there is it actually extended the duration of spot charge because they got caught out actually in the weather and weren't able to work. It allowed some of those spot contracts to go for longer periods of time and it certainly kept the market pretty tight. From our standpoint, where we were, we actually did very well in January/February.

March, and even into April, has seen more benign weather, which we typically see, but as we look forward to May and June, we know that a number of vessels, i.e., more than 20 vessels will be leaving or contracted to work out of the spot market in the North Sea. The opportunity really is ramping back up and we're starting to see that movement already.

Quintin Kneen^ Said another way, generally, in the North Sea, you're not going to do anything you don't have to do in the wintertime, just because of the weather conditions. But there's a lot of stuff that you still have to do and when the weather is particularly bad, it makes that work even more difficult, so far as to get the boat out and get the boat against the rig and so forth. Bad weather actually increases the activity in the winter months.

Bill Dezellum^ Thank you both.

Operator^ (Operator Instructions) Mark Brown, Global Hunter Securities.

Mark Brown^ On your press release, you show forward contract cover comparing the current contract cover to where we were 12 months ago and it looks like it's down, particularly in Southeast Asia and the Americas relative to what the number 12 months ago. I was just wondering if you had any comments on why that is? Are the duration of your contracts shorter or are you just choosing to have more of your vessels in the spot market? Just any color would be appreciated.

Quintin Kneen^ Some of it has to do with just the timing of a particular contract. Some were just rolling off a little bit sooner than others and so during the year, you'll see a little calendar year fluctuation and from year to year, you'll see quarter-over-quarter fluctuations. Generally, we're comfortable with spot exposure around the world today. The spot exposure that we have in Southeast Asia, they're actually part of drilling programs and I expect that probably is going to be easier to roll from contract to contract over the next several months.

Contract cover in Southeast Asia is probably a little bit higher than that number would illustrate. The exposure in the Americas is generally a spot market. It's been a little soft. Locking things up in the Gulf of Mexico over the next couple months could make some sense, but locking them up past couple months doesn't make too much sense for us.

Mark Brown^ Okay. The multipurpose supply vessel, I might have misheard, but it sounds like that's not an asset class that you're interested in and was just curious why not consider investing in that market?

David Rosenwasser^ I don't know that we've said that we're not interested in the market. It's not where we're building at the moment. Quite a lot of operators are building those vessels. There is a potential for those vessels to do well; however, the investment is substantial. From our standpoint, we see the value in building the hard new generation PSVs at the moment. That's not to say we won't look at and continue to do to look at MPSVs, but today, we're not building any.

Quintin Kneen^ I would also say, Mark, that this is very much a return on capital focus for us. What we see in some of these larger specialized assets is a low utilization, high day rate format, similar to anchor handlers. What often happens in that market, especially as it gets built up, is that people get nervous about the low utilization and they put him on hire and they sacrifice day rate to do so.

It tends to cannibalize the market. All these more specialized assets, there definitely is a real market for them. I haven't seen the returns on investment in those assets warrant more attention than we're giving to the PSV market today.

Mark Brown^ All right. Thank you very much.

Operator^ Matt Conlan, Wells Fargo.

Matt Conlan^ A question on your Gulf of Mexico new entrants, the four new builds, are they all committed on contract at this point? You said the first one is going on a term contract. Are the other three committed at this point as well?

David Rosenwasser^ No, they're not.

Matt Conlan^ They're not? Okay. When you are marketing those, would you prefer to put them on contract?

David Rosenwasser^ No, I apologize, we've already answered this question little earlier. But the idea really is that the first vessel's on a multi-year, the second, third, and fourth vessels we've not really put pen to paper yet. We're actually negotiating contracts for numbers two and three, but at this point, we're still waiting. We're a little bit careful about signing a contract today where the market's a little bit soft, as opposed to later expect to ramp up activity.

Matt Conlan^ Okay. Great. Thank you.

Operator^ At this time, we show no further questions. That will conclude today's question and answer session. I would like to turn the conference back over to Mr. Kneen for any closing comments.

Quintin Kneen^ Thank you, Amy, and thank everyone for their interest in GulfMark Offshore. We look forward to updating you again in July. Goodbye.

Operator^ The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.